[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]

                         January 27, 1997


Board of Directors
Cameron Financial Corporation
123 East 3rd Street
Cameron, Missouri  64429


Members of the Board:

     We hereby consent to the inclusion of our opinion as
Exhibit 5 of this Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              LUSE LEHMAN GORMAN POMERENK &
                                SCHICK, P.C.


                              By: /s/ Robert I. Lipsher
                                  -------------------------------
                                  Robert I. Lipsher


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